Continental Building Products Announces Successful Repricing of Term Loan

Herndon, Virginia, December 11, 2017. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today that it has closed on the repricing of its $272 million senior secured term loan facility. The interest rate spread on the term loan was reduced by 25 basis points to LIBOR, with a 0.75% floor, plus 2.25%, compared to a prior rate of LIBOR, with a 0.75% floor, plus 2.50%. This transaction marks the second repricing of this term loan since the original refinancing in August 2016, effectively reducing the spread in aggregate by 50 basis points from LIBOR plus 2.75% to LIBOR plus 2.25%. The final maturity is unchanged in 2023.
Dennis Schemm, Continental’s Chief Financial Officer, stated, “The additional reduction in the spread on our term loan combined with our recent credit rating agency upgrades to Ba3 and BB from Moody's Investors Service and S&P, respectively, reflect the ongoing progress we have made in strengthening our balance sheet. These successful repricing transactions combined with the strides we have made in reducing debt, interest expense and overhead costs provide us with additional financial flexibility to execute on value-enhancing initiatives. We appreciate the continued confidence in our strategic plan reflected by our financial partners.”
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information
Investor Relations:
Tel.: 703-480-3980
Investorrelations@continental-bp.com